 Exhibit 99.1

CONSENT OF DEBORA FRODL

Spring Valley Acquisition Corp. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

September 25, 2020

By:	/s/ Debora Frodl
Name: Debora Frodl